SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. __)

                             Filed by the Registrant

                  x Filed by a Party other than the Registrant

                           Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                        DWS RREEF Real Estate Fund, Inc.
                      DWS RREEF Real Estate Fund, Inc. II
                (Name of Registrants as Specified in Its Charter)

                             SUSAN L. CICIORA TRUST
                          ALASKA TRUST COMPANY, TRUSTEE
                                SUSAN L. CICIORA
                                 RICHARD I. BARR
                                 JOEL W. LOONEY
                           c/o Stephen C. Miller, Esq.
                          and Joel L. Terwilliger, Esq.
                           2344 Spruce Street, Suite A
                                Boulder, CO 80302
                                  (303)442-2156
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

               Payment of Filing Fee (Check the appropriate box):

x    No fee required

     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per-unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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     Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:______________________________________

(2) Form, Schedule or Registration Statement No.:________________

(3) Filing Party:________________________________________________

(4) Date Filed:__________________________________________________

Dear fellow stockholders of SRQ and SRO:

It's time to fire Deutsche Bank's affiliated advisers, Deutsche Asset Management, Inc. and RREEF America, LLC. We believe they continue to waste stockholders' money - our money - by fighting our proposals rather than working efficiently to move our investments in a different direction.

The Susan L. Ciciora Trust, a large stockholder in both SRQ and SRO, received communications from the funds' legal counsel regarding the Trust's recent preliminary proxy statement. We believe the claims they made are without merit and are examples of how current management for SRQ/SRO is wasting time and stockholders' money fighting our proposals. We think it's important for stockholders to know how current management is spending stockholders' money fighting the Trust's proposals. Thus, we are making our correspondence available to you, and you can make your own determination. You deserve to know what current management is doing and how the Trust is responding to, we believe, expensive delaying tactics.

The Trust believes that the Deutsche Bank affiliated advisers, Deutsche Asset Management, Inc. and RREEF America, LLC, should be terminated immediately, and that management should introduce other stockholder "friendly" corporate governance changes. It's time to call the annual meeting of stockholders so that we can stand together and bring about change!

Best regards from a fellow stockholder,

Stewart R. Horejsi
Representative for the Susan L. Ciciora Trust

                             Susan L. Ciciora Trust
                           2344 Spruce Street, Suite A
                             Boulder, Colorado 80302
            c/o Stephen C. Miller, Esq. or Joel L. Terwilliger, Esq.
                                 (303) 442-2156

                                  June 23, 2009

VIA EDGAR AND OVERNIGHT COURIER

U.S. Securities & Exchange Commission
John Grzeskiewicz, Esq.
Division of Investment Management
100 F Street, N.E.
Washington, DC 20549

     RE: Preliminary Proxy Statement of DWS RREEF Real Estate Fund, Inc. and DWS RREEF Real Estate Fund II, Inc. [accession numbers 0001099343-09-000078 and 0001099343-09-000079] - (collectively, the "Funds")(the "Preliminary Proxy")

Dear Mr. Grzeskiewicz:

Thank you for your time the other day regarding the Susan L. Ciciora Trust's (the "Trust") preliminary proxy as filed on June 6, 2009. This letter is in response to the remarks of Ropes & Gray, the Funds' legal counsel, contained in a letter dated June 15, 2009 regarding the Preliminary Proxy (the "Funds' Letter").

By way of introduction, the Trust disagrees with the assertions in the Funds' Letter that the Trust's Preliminary Proxy contains statements which are "materially misleading" or omitted. First and foremost, the general tenor of the Funds' Letter overlooks a key point: the Preliminary Proxy is just that, a preliminary proxy. Accordingly, any assertion by fund counsel that material information required per Schedule 14A was omitted by the Trust is premature. The Trust notes that the accusatory tenor of the letter mischaracterizes omissions as "materially misleading", which omissions are actually self-evident placeholder "blanks" contained in a preliminary proxy with respect to record date, scheduling of the Funds' 2009 annual meeting, and other disclosures that should have already been dealt with by the Funds.

Thus, it bears repeating that the context of the Trust's filing is that of a contesting proxy which presupposes that the Funds will not wholly fail to take action to issue notice of a 2009 annual meeting and distribute their own proxy statement to stockholders containing the required information. When the Funds do so, then the Trust may rely upon and incorporate this information where necessary in a definitive and subsequently disseminated contesting proxy statement. Accordingly, any assertion by fund counsel that material information required per Schedule 14A was omitted by the Trust is premature and in disregard of the fact that the Funds are the expected and proper source of the omitted information.

Set forth below are the Trust's responses to the Funds' Letter. The remarks made by fund counsel are reproduced in bold text, and are followed by the Trust's responses. The responses are provided via a general statement followed by a specific response to each specific remark in the order in which the remarks were set out in numbered paragraphs in the Funds' Letter and are numbered correspondingly. Unless otherwise noted in this letter, the Trust believes the information supplied in its response has addressed the remarks of fund counsel and is solely responsible for that information.

Response to the Remarks of the Funds -Preliminary Proxy filed by the Trust

Paragraph Number 1 of the Funds' Letter asserts:

The Trust's proxy statement omits information required to be included therein. The Trust's proxy statement omits material information required by Schedule 14A and is, therefore, not compliant with Rule 14a-3(a), including the record date, the date of the annual meetings and information related to beneficial ownership (the current table is not as of a recent date and is inaccurate). While the Trust may omit certain information under Rule 14a-5(c) to the extent it is included in the Funds' proxy statements, in the past the Staff has taken the position that it would be inappropriate for a shareholder to rely on Rule 14a-5(c) until the issuer distributes its proxy statement. We believe that it would not be consistent with the rules of the Commission for the Trust to solicit proxies until it is able to include all required information or rely on Rule 14a-5(c) therefor.

The Trust's response:

As explained in the introductory comments above, the Trust confirms that it has omitted certain disclosures required by applicable law(1) in anticipation of relying on Rule 14a-5(c) with respect to information expected to be (and typically) included in proxy statements.

The Trust does not intend to disseminate its definitive proxy prior to the filing and distribution of the Funds' proxy statement for the 2009 annual meeting. Any determination by the Trust to disseminate its proxy statement prior to the distribution of the Funds' proxy statement would be made in the context of the Funds' failure to distribute the required information to shareholders and with express understanding that the Trust would be required to undertake to furnish all required disclosures.

In regard to self-evident omissions to disclose record date, time and place of the annual meeting and similar matters, this again highlights the failure of the Funds thus far to provide any required disclosures in any proxy statement. This common predicament of activist shareholders is typically addressed by leaving blanks in the preliminary proxy that can be filled in when the registrant makes the information available to its security holders.

Certainly, blanks in a preliminary contested proxy are to be expected - that's why it is preliminary - and the Trust presumes that fund counsel understands the distinction between a preliminary and a definitive proxy statement. When the Funds undertake their obligations to set a record date and provide other material information to the stockholders, the Trust will respond accordingly.

Paragraph Number 2 of the Funds' Letter asserts:

The  Trust's  proxy  statement  fails  to  identify  all  "participants"  in the solicitation  as  required  by Item  4(a)(2) of Schedule  14A.  Item  4(a)(2) of
Schedule 14A requires that all "participants" (as defined in Instruction 3 thereto) in the solicitation be named in the proxy statement and information with respect thereto provided. It appears that, at a minimum, Mr. [Stewart] Horejsi is a participant in the solicitation and has not been properly named or described in the Trust's proxy statement. It is possible that the various investment advisors affiliated with Mr. Horejsi may also be participants.

The Trust's response:

The Preliminary Proxy includes all "participants" as defined and as required to be identified as such by the instructions for Schedule 14A. The term "participant" is defined in Instruction 3 to Item 4 of Schedule 14A and includes nominees for directors as deemed participants. All nominees are included in the Preliminary Proxy.

Investment advisors and key personnel are not "participants"  solely as a result
of  status.  As  stated  in  the  instructions,   the  terms  "participant"  and
"participant in a solicitation" do not include:

     (iii) any person employed by a participant in the capacity of attorney, accountant, or advertising, public relations or financial adviser, and whose activities are limited to the duties required to be performed in the course of such employment;
     (iv) any person regularly employed as an officer or employee of the registrant or any of its subsidiaries who is not otherwise a participant

(emphasis added). Further, where a person acts in a financial adviser capacity, i.e., "whose activities are limited to the duties required to be performed in the course of such employment," such person would not be deemed a participant in the proxy solicitation. Mr. Horejsi is a financial advisor to the Trust and as such clearly falls within the precepts of (iii) and/or (iv) above. The Trust is an irrevocable private family trust established by Susan L. Ciciora (the daughter of Mr. Horejsi) for the benefit of her issue and her brother and his issue. Mr. Stewart Horejsi is not a trustee of or beneficiary under the Trust and has no beneficial interest in shares of the Funds.

In conclusion, this assertion is without merit.

Paragraph Number 3 of the Funds' Letter asserts:

The Trust's proxy statement cites the Lipper ranking of The Denali Fund within the performance analysis category for real estate funds, but fails to disclose that subsequent to Mr. Horejsi's taking control of that fund it has been removed from the real estate category. The Trust repeatedly reports that The Denali Fund "Ranks #1 in the Lipper Closed End Equity Fund Performance Analysis for Real Estate Funds" for the one and five-year period ended December 31, 2008. However, the Trust fails to disclose that effective June 8, 2009, Lipper has subsequently removed The Denali Fund from the real estate category and reclassified it into the "Core Funds" category in view of changes to the portfolio holdings of The Denali Fund made by Mr. Horejsi subsequent to his taking control of that fund.

The Trust's response:

The following are indisputable facts: The Denali Fund ("DNY") indeed won the Lipper Performance Achievement Certificates as stated in the Preliminary Proxy for the one and five year periods ending December 31, 2008, and the Trust correctly stated the category for which it won the Lipper awards. Lipper bases its awards on past performance for specified periods of time, i.e., for the one and five year periods ending December 31, 2008, and uses classifications deemed appropriate by Lipper. Awards for past performance are not qualified by prospective classification change down the road.

DNY was only very recently reclassified by Lipper into their "Core Funds" category due to recent changes to DNY's portfolio holdings. However, Lipper's recent reclassification comes after the time period for which DNY won the awards and has no bearing on the Lipper awards themselves, since the reclassification occurred subsequent to DNY's receipt of the awards.

Further, the suggestion by fund counsel that DNY was "removed" from the real estate category to the core funds category is misleading. Never having won a Lipper award, the Funds are likely not familiar with this distinction and how the award is designated based on performance over a specified period of time, i.e., for the one and five year periods ending December 31, 2008. Accordingly, the Trust suggests that fund counsel contact Lipper to learn more about how Lipper classifies closed-end funds and designates award winners such as DNY.

In conclusion, this assertion is without merit.

Paragraph Number 4 of the Funds' Letter asserts:

The Trust's proxy statement misrepresents the results of the special meetings to vote upon a liquidation proposal for each Fund. The Trust's proxy statement repeatedly states that the Funds' liquidation proposals were "soundly defeated" at the Funds' recent special meetings. He also states that the liquidation proposals were defeated by an "overwhelming majority" of the shareholders. Both of these statements are misleading. As publicly announced by SRO, the liquidation proposal received over twice as many votes "for" as it did "against" votes. SRO did not receive the required vote of a majority of the outstanding shares in order to carry the proposal. In SRQ, of the unaffiliated shares voted (excluding shares voted by Mr. Horejsi), the liquidation proposal received approximately 54% of the votes cast "against" and 46% "for," hardly an "overwhelming" majority.

The Trust's response:

Fund counsel did not show the actual voting numbers, presumably since they do not support their assertions in #4. Here are the numbers for SRQ:

   FOR management's proposal            AGAINST management's proposal          Abstain
   ------------------------------------ -------------------------------------- -------
   2,898,268                            5,995,333                              123,457


For SRQ, the board of director's proposal to liquidate was defeated by a more than a 2 - 1 vote tally. This is clearly a "soundly defeated" proposal for which an "overwhelming majority" of stockholders who voted voted "against". By parsing numbers (i.e., excluding shares voted by the Trust), fund counsel suggests that the Trust's shares should not count (which is consistent with the Funds' treatment of the Trust notwithstanding its status as a significant stockholder in the Funds) in the overall vote tally. Thus, for SRQ, this assertion by the Funds is without merit. It should also be noted that fund counsel uses the nomenclature "he" when referring to the proponent of the Preliminary Proxy. Ostensibly this is a reference to Mr. Horejsi and the Trust clarifies again that it is the Trust, not Mr. Horejsi, setting forth the proposals in the Proxy Statement.

Regarding SRO, if the intention of fund counsel is to convey that the actual voting tally for SRO was unable to garner sufficient stockholder approval to pass the liquidation proposal, the Trust will accommodate this disclosure objective. As such, we believe the language is not "materially misleading".

Paragraph Number 5 of the Funds' Letter asserts:

The Trust's proxy statement contains numerous statements that impugn the character, integrity and personal reputation of the Funds' directors, as well as making charges of illegal or immoral conduct in violation of Rule 14a-9(b). Rule 14a-9(b) prohibits misleading statements that impugn the character, integrity and personal reputation of the Funds' directors, as well as making charges of illegal or immoral conduct of other parties without factual foundation. The Trust's proxy statement contains many such statements. For example, the proxy statement contains the following statement: "if the Boards have the unethical capacity to rob the Trust, stockholders should figure they have the unethical capacity to rob the rest of the stockholders." It also states: "The Trust believes that the current Boards are 'hiding' behind their staggered structure to avoid meaningful contact with the Funds' stockholders to their long-term detriment." There is no factual support for these statements.

The Trust's response:

Fund counsel is using incomplete and out of context quotes to make an incorrect substantive point. The use of partial quotes does not correctly convey the context of these statements. The Board of a well-run investment company with sound corporate governance would never be referred to as "having the capacity to rob" a major stakeholder. It is our view that the investment advisors selected and retained by the Funds' Boards are complacent about operational under-performance, and the Trust holds the Boards accountable for these failings. As detailed in the Preliminary Proxy, on virtually every major metric of financial performance, the Funds have performed dismally.

The Trust's statements are noted as its view and opinion. For example, the incompletely quoted phrase "if the Boards have the unethical capacity to rob the Trust, stockholders should figure they have the unethical capacity to rob the rest of the stockholders" is clearly qualified at the beginning of the statement in which it appears and which reads, "But from the Trust's point of view, it's robbery..." and placed in context at the end of the statement which reads, "Is that the kind of board you want representing your interests?" This clearly is an expression of opinion by the Trust regarding the Funds' poison pill and Maryland Control Shares Acquisition Act opt-in.

Moreover, Rule 14a-9 addresses negative statements regarding character or conduct that are misleading because factually unsupported. We do not believe any statements lack factual support, but will rephrase the content to ensure no ambiguity that the views are opinion and consider other descriptive terms with narrower ordinary meaning,

In conclusion, this assertion is without merit.

Paragraph Number 6 of the Funds' Letter asserts:

The Trust's proxy statement cites blog entries as articles and fails to identify the author thereof. The Trust's proxy statement cites blog postings on www.seekingalpha.com as articles and does not cite the author thereof in violation of Rule 14a-12(c)(2).

The Trust's response:

Fund counsel failed to cite a single example of a blog entry contained in Preliminary Proxy which does not contain a reference to the original author. Accordingly, this assertion is unfounded.

Paragraph Number 7 of the Funds' Letter asserts:

The Trust repeatedly states that there is "no vote requirement associated" with its precatory proposals. In order for a precatory proposal to be adopted as a recommendation by the stockholders, it must receive an affirmative majority of the votes present and entitled to vote on the matters.

The Trust's response:

Fund counsel did not specify which proposals by the Trust are "precatory"; the Trust presumes that they understand Proposals 1, 2, and 3 are not precatory proposals and do in fact specify the required vote for the binding effect of these proposals (which binding effect is within the authority of the Funds' stockholders).

In regard to the remaining Proposals 4 - 13, the Funds' respective boards of directors may decline to include them in the Funds' own proxy under 14a-8(i)(1) as such a precatory proposal(s) is the not proper subject for any legally binding action by stockholders, as the Trust acknowledges here(2). However, the Trust is not seeking to include Proposals 4 - 13 in the Funds' proxy, but rather in its own proxy. Additionally, the Trust states that "there is no vote requirement associated with" these proposals because they are non-binding and concern matters currently vested exclusively in the board of directors for each Fund.

Thus, whether the final vote tally on any of Proposals 4 - 13 is 40%, 50%, or even 90% of those stockholders present and eligible to vote makes no difference as to the legal effect of the vote on these Proposals 4 - 13. They do not involve matters that require a binding stockholder vote because the right to take the necessary action is vested in the board of directors for each of the Funds. Consequently, the effect of an affirmative vote on these initiatives is a non-binding referendum (as correctly portrayed in the Preliminary Proxy) to express dissatisfaction with the current corporate governance structure and performance of the Funds.

The Trust firmly believes that precatory proposals have played a vital role in fostering effective and constructive communication between stockholders and the funds they own. Courts in many states have specifically affirmed the legality of precatory proposals. See, for example, Auer v. Dressel, 306 N.Y. 427, 432 (N.Y.
1954) (holding that stockholder proposal where stockholders expressed approval of former president's conduct, and demanded that directors place the former president back in office was proper under state law). In fact, in a series of roundtable discussions, the SEC acknowledged that stockholder proposals submitted through Rule 14a-8 have been a source of significant progress in corporate governance, as many of the prevailing "best practices" were first introduced through so-called precatory proposals. See comments, Securities and Exchange Commission, 17 CFR PART 240, [Release No. 34-56160; IC-27913; File No. S7-16-07.

The Trust believes that stockholders of the Funds have the right to communicate with the boards of directors regarding their oversight and governance of the Funds, and submits Proposals 4 - 13 in furtherance of communicating to the board of directors ongoing dissatisfaction with their job performance. The response by fund counsel with respect to these non-binding proposals - attempting to "kick them out" of the Preliminary Proxy - is simply illustrative of the non-responsiveness of the board of directors to legitimate stockholders' concerns.

If fund counsel is suggesting that the board of directors will agree to abide by the stockholders' approval of these precatory proposals (4 - 13) then the Trust may amend the Preliminary Proxy such that these proposals, if approved by an affirmative majority of the votes present and entitled to vote on the matters, are binding in full force and effect on the Funds and their respective boards of directors.

I appreciate your time and consideration in this matter, and am available at your convenience if you have any questions. I remain,

Yours truly

/s/ Joel L. Terwilliger

Joel L. Terwilliger, Esq.
2344 Spruce Street Suite A
Boulder, CO 80302

With copies to:    Vincent Di Stefano, Esq. - Securities and Exchange Commission
                   David A. Fine, Esq.
                   John W. Gerstmayr, Esq.
                   J. Christopher Jackson, Esq.
                   Rita Rubin, Esq.
                   James Wall, Esq.


Footnotes:

(1) E.g., among other things, information concerning the compensation of the Funds' executive officers, an analysis of cumulative total returns on an investment in the Funds' shares during the past five years and the procedures for submitting proposals for inclusion in the Funds' proxy statement at the 2010 annual meeting,

(2) A precatory proposal is an advisory suggestion that directors are not legally bound to enforce. This type of proposal is usually phrased in the form of a request.

ROPES &GRAY LLP
ONE INTERNATIONAL PLACE
BOSTON, MA 02110-2624
WWW.ROPESGRAY.COM


June 15,2009
                                                                   David A. Fine
                                                               617-951-7473 617-
                                                                    235-0030 fax
                                                        David.fine@ropesgray.com

BY EDGAR & FEDERAL EXPRESS

U.S. Securities and Exchange Commission
100 F Street, NE Washington, DC 20549
Attn: Vincent DeStefano

Re: Preliminary Proxy Statement ofDWS RREEF Real Estate Fund, Inc. (Registration No. 81121172) and DWS RREEF Real Estate Fund II, Inc. (Registration No. 811-21340)

Dear Mr. DeStefano:

On behalf ofour clients, DWS RREEF Real Estate Fund, Inc. ("SRQ") and DWS RREEF Real Estate Fund II, Inc. ("SRO") (SRQ and SRO together, the "Funds"), we are writing to bring to the Staffs attention what we believe are material misstatements and omissions contained in the preliminary proxy statement filed on June 8, 2009 (the "proxy statement") by Susan L. Ciciora Trust (the "Trust") with respect to the yet to be determined annual meetings of stockholders ofthe Funds. The Funds believe that absent corrections to certain statements made in these proxy materials, the Trust's proxy statement is materially misleading to the Funds' stockholders in violation of Rule 14a 9. These concerns are set forth below. We wish to note that the Trust repeats many ofthese same statements on its soliciting website, www.srgsro.com.

     1. The Trust's proxy statement omits information required to be included therein. The Trust's proxy statement omits material information required by
     Schedule 14A and is, therefore, not compliant with Rule 14a-3(a), including the record date, the date ofthe annual meetings and information related to beneficial ownership (the current table is not as of a recent date and is inaccurate). While the Trust may omit certain information under Rule 14a-5(c) to the extent it is included in the Funds' proxy statements, in the past the Staffhas taken the position that it would be inappropriate for a shareholder to rely on Rule 14a-5(c) until the issuer distributes its proxy statement. We believe that it would not be consistent with the rules of the Commission for the Trust to solicit proxies until it is able to include all required information or rely on Rule 14a-5(c) therefor.

     2. The Trust's proxy statement fails to identify all "participants" in the solicitation as required by Item 4(a)(2) of Schedule 14A. Item 4(a)(2) of
     Schedule 14A requires that all "participants" (as defined in Instruction 3 thereto) in the solicitation be named in the proxy

ROPES & GRAY LLP

Securities and Exchange Commission -2 -June 15,2009

     statement and information with respect thereto provided. It appears that, at a minimum, Mr. Horejsi is a participant in the solicitation and has not been properly named or described in the Trust's proxy statement. It is possible that the various investment advisors affiliated with Mr. Horejsi may also be participants.

     3. The Trust's proxy statement cites the Lipper ranking of The Denali Fund within the performance analysis category for real estate funds, but fails to disclose that subsequent to Mr. Horejsi's taking control of that fund it has been removed from the real estate category. The Trust repeatedly reports that The Denali Fund "Ranks #1 in the Lipper ClosedEnd Equity Fund Performance Analysis for Real Estate Funds" for the one and five-year period ended December 31, 2008. However, the Trust fails to disclose that effective June 8, 2009, Lipper has subsequently removed The Denali Fund from the real estate category and reclassified it into the "Core Funds" category in view of changes to the portfolio holdings ofThe Denali Fund made by Mr. Horejsi subsequent to his taking control ofthat fund.

     4. The Trust's proxy statement misrepresents the results of the special meetings to vote upon a liquidation proposal for each Fund. The Trust's proxy statement repeatedly states that the Funds' liquidation proposals were "soundly defeated" at the Funds' recent special meetings. He also states that the liquidation proposals were defeated by an "overwhelming majority" of the shareholders. Both ofthese statements are misleading. As publicly announced by SRO, the liquidation proposal received over twice as many votes "for" as it did "against" votes. SRO did not receive the required vote of a majority ofthe outstanding shares in order to carry the proposal. In SRQ, ofthe unaffiliated shares voted (excluding shares vote by Mr. Horejsi), the liquidation proposal received approximately 54% ofthe votes cast "against" and 46% "for," hardly an "overwhelming" majority.

     5. The Trust's proxy statement contains numerous statements that impugn the character, integrity and personal reputation of the Funds' directors, as well as making charges of illegal or immoral conduct in violation of Rule 14a-9(b). Rule 14a-9(b) prohibits misleading statements that impugn the character, integrity and personal reputation ofthe Funds' directors, as well as making charges ofillegal or immoral conduct of other parties without factual foundation. The Trust's proxy statement contains many such statements. For example, the proxy statement contains the following statement: "ifthe Boards have the unethical capacity to rob the Trust, stockholders should figure they have the unethical capacity to rob the rest ofthe stockholders." It also states: "The Trust believes that the current Boards are 'hiding' behind their staggered structure to avoid meaningful contact with the Funds' stockholders to their long-term detriment." There is no factual support for these statements.

     6. The Trust's proxy statement cites blog entries as articles and fails to identify the author thereof. The Trust's proxy statement cites blog postings on www.seekingalpha.com as articles and does not cite the author thereofin violation ofRule 14a-12(c)(2).

ROPES & GRAY LLP

Securities and Exchange Commission -3 -     June 15,2009

     7. The Trust repeatedly states that there is "no vote requirement associated" with its precatory proposals. In order for a precatory proposal to be adopted as a recommendation by the stockholders, it must receive an affirmative majority ofthe votes present and entitled to vote on the matters.

We urge the Staff to consider carefully the issues and concerns raised and require the Trust to (i) make appropriate corrections, and (ii) caution the Trust about soliciting with an incomplete proxy statement that does not meet the requirements ofthe Commission's rules. If you have any questions or comments on this letter, please contact the undersigned at (617) 951-7473.

cc: Joel  Terwilliger,  Esq. John
W. Gerstmayr,  Esq.
J. Christopher Jackson,  Esq.
Rita Rubin, Esq. James Wall,
Esq.